EXHIBIT 10

SECOND AMENDMENT dated June 4, 2026 to the AGREEMENT AND PLAN OF MERGER between AI Technology Group Inc., a Nevada, USA company and Biomed 360 Solutions Corp., a BC Canada company, and AVM Biotechnology Inc., a Washington State USA company, dated for reference July 31, 2025 (“Merger Agreement”).

This Second Amendment to the Merger Agreement replaces and supersedes the First Amendment to the Merger Agreement dated January 26, 2026.

1.1 Definitions

“Investment Obligations” in the Merger Agreement shall be updated for longer merger timelines stemming from Financial Audit obligations as follows:

"Investment Obligations" means the minimum loan amounts required under the Investment Agreement on dates and tranches below:

(a)

The parties confirm and acknowledge $1,000,000 in Tranche 1 loans has been provided by August 1, 2025, with such loans convertible into Parent Shares at the rate of $1.00 per share at the Effective Time. Tranche 1 was provided by BioMed360 on behalf of Parent.

(b)

The parties confirm and acknowledge $1,125,000 in loans has been provided by the date of this Second Amendment, with such amount convertible into Parent Shares at the rate of $2.50 per share at the Effective Time. This forms part of Tranche 2 that was provided by AVM Biotechnology Ltd., a Nevada company (“Merger Sub”) on behalf of Parent.

(c)

The parties agree that further $500,000 Tranche 2 investment increments will be invested on or before each of June 15, 2026, July 15, 2026, August 15, 2026, September 15, 2026, and October 15, 2026, and $375,000 on November 15, 2026 with such amounts convertible into Parent Shares at the rate of $2.50 per share at the Effective Time. This forms the balance of Tranche 2 payments that are to be provided by Merger Sub on behalf of Parent or by the Parent directly (such dates subject to 60-day cure periods if late).

(d)

The parties agree to merge as an OTCQB company upon execution of a binding broker-dealer engagement to fund and uplist the merged entity to a senior US stock exchange, subject to the Outside Date outlined in (e) below.

(e)

A minimum of $50,000,000 in gross proceeds on or before the Closing with a senior US listing sponsored by a US broker dealer and syndicated closing finance at intended $5.00 per share or such other higher rate to be determined by the parties ("Tranche 3") with amounts exchanged for Parent Shares at the Effective Time no later than December 31, 2026, (extendable to March 31, 2027) or such date agreed by the parties.

(f)

Tranche 2 convertible loan amounts shall be subject to 10% per annum simple interest from the date that Tranche 2 convertible loan amounts are received to be settled in shares at $2.50 per share at the Effective Time.

2.3 (a) Closing

The “Closing Date” shall be extended from July 26, 2026 to December 31, 2026 (extendable to March 31, 2027 if required by the parties) or such earlier or later date as the Merger Sub, the Parent and the Corporation mutually agree to in writing.

All other terms and conditions of the Merger Agreement remain in full force and effect.

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End of this Second Amendment (execution page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AI TECHNOLOGY GROUP INC.

By:	/s/ Marcus Johnson
Name:	Marcus Johnson
Title:	Chief Executive Officer

BIOMED360 SOLUTIONS CORP.

By:	/s/ William Thomas
Name:	William Thomas
Title:	Chief Executive Officer

AVM BIOTECHNOLOGY INC.

By:	/s/ Theresa Deisher
Name:	Theresa Deisher
Title:	Chief Executive Officer, Director

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